SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made as of the 1st day of July 2005 by and between GREENSPRING FUND, INC. (the “Fund”), a Maryland corporation, having its principal place of business at 2330 West Joppa Road, Suite 110, Lutherville, MD 21093 and CORBYN INVESTMENT MANAGEMENT, INC. (“Corbyn”), a Maryland corporation, having its principal place of business at 2330 West Joppa Road, Suite 108, Lutherville, MD  21093.

WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and offers for sale shares of common stock; and

WHEREAS, the Fund wishes to retain Corbyn to provide certain services to the Fund; and

WHEREAS, Corbyn is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1.    Appointment.  The Fund hereby appoints Corbyn to provide certain services for the Fund for the period, in the manner, and on the terms set forth in this Agreement.  Corbyn hereby accepts such appointment and agrees during such period to render the services and to assume the obligations herein set forth.  Corbyn shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

2.    Services.  Subject to the supervision and control of the Board of Directors (“Board”) of the Fund, Corbyn shall perform and will provide facilities, equipment and personnel to carry out the following services for the Fund:

(i)
assist in the preparation of (but not pay for) all periodic reports by the Fund to shareholders of the Fund and all reports and filings required to maintain the registration, qualification of the shares of the Fund, or to meet other regulatory or tax requirements applicable to the Fund or the shares of the Fund, under federal and state securities and tax laws;

(ii)	assist in the preparation of (but not pay for) financial statements for the Fund;

(iii)	assist the Fund in connection with its obligations under Sections 302 and 906 of the Sarbanes Oxley Act of 2002 and Rule 30a-2 under the 1940 Act;

(iv)
assist in developing compliance procedures for the Fund, and provide compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with the Fund’s investment objective, investment policies, restrictions, all as are determinable based upon the Fund’s accounting records;

(v)
oversee the performance by others of services in connection with the operations of the Fund, and on behalf of the Fund, investigate, assist in the selection of and conduct relations with custodians, transfer agents, depositories, administrators, accountants, legal counsel, brokers and dealers, banks and persons in any other capacity deemed to be necessary or desirable for the Fund’s operations; and

(vi)
provide such other services required by the Fund as the parties may from time to time agree in writing are appropriate to be provided under this Agreement (and that are not performed in some other capacity pursuant to a separate agreement or arrangement with the Fund).

3.    Books and Records.  Corbyn will maintain customary records in connection with its duties as specified in this Agreement.  Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by Corbyn on behalf of the Fund shall be the property of the Fund and will be made available or surrendered to the Fund promptly upon request.  In the case of any request or demand for the inspection of such records by another party, Corbyn shall notify the Fund and follow the Fund’s instructions as to permitting or refusing such inspection.

4.    Reports.  Corbyn shall furnish to or place at the disposal of the Fund such information, evaluations, analyses and opinions formulated or obtained by Corbyn in the discharge of its duties as the Fund may, from time to time, reasonably request.  The Fund shall furnish Corbyn with such documents and information with regard to its affairs as Corbyn may, at any time or from time to time, reasonably request in order to discharge its obligations under this Agreement.

5.    Expenses.  The Fund shall bear the expense of its operation, except those specifically allocated to Corbyn under this Agreement or under any separate agreement between the Fund and Corbyn.  Subject to any separate agreement or arrangement between the Fund and Corbyn, the expenses hereby allocated to the Fund, and not to Corbyn, include, but are not limited to:  (i) legal and audit expenses; (ii) expenses of preparing, setting in print, printing and distributing reports, notices and dividends to shareholders; and (iii) the Fund’s portion of premiums of any fidelity bond and other insurance covering the Fund and its officers and directors.

6.    Compensation.  For the services and facilities to be furnished and expenses assumed hereunder, Corbyn shall receive from the Fund a fee at the annual rate set forth in Schedule A attached hereto.  This fee shall be payable monthly as soon as practicable after the last day of each month based on the daily net asset value of the Fund as determined at the close of business on each day throughout the month. The assets of the Fund will be valued separately as of the close of regular trading on the New York Stock Exchange (currently 4:00 p.m., Eastern time) on each business day throughout the month or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such time.  The first payment of such fee shall be made as promptly as possible at the end of the month next succeeding the effective date of this Agreement.  In the event that the Corbyn’s right to such fee commences on a date other than the last day of the month, the fee for such month shall be based on the daily net assets of the Fund in that period from the date of commencement to the last day of the month.  The value of net assets shall be determined pursuant to the applicable provisions of the Fund’s Articles of Incorporation, its By-Laws and the 1940 Act.  If, pursuant to such provisions, the determination of the net asset value is suspended for an particular business day, then for the purposes of this Section 6, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund’s securities may lawfully be determined, on that day.  If the determination of the net asset value of the shares of the Fund has been so suspended for a period including any month when Corbyn’s compensation is payable at the end of such month, then such value shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

7.    Non-Exclusive Services.  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Corbyn who may also be a director, officer or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of Corbyn to engage in any other business or to render services of any kind, including investment advisory or administrative services, to any other corporation, firm, individual or association, provided that any such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Corbyn’s ability to meet all of its obligations to the Fund hereunder.

8.    Confidentiality.  Corbyn agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and prior, present or potential shareholders of the Fund and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to an approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Corbyn may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

9.    Limitation of Liability.

9.1           Liability of Corbyn.  Neither Corbyn nor any director, officer or employee of Corbyn performing services for the Fund at the direction or request of Corbyn in connection with Corbyn’s discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any matter to which this Agreement relates; provided that nothing herein contained shall be construed (i) to protect Corbyn against any liability to the Fund or its shareholders to which Corbyn would otherwise be subject by reason of Corbyn’s willful misfeasance, bad faith, or gross negligence in the performance of Corbyn’s duties, or by reason of Corbyn’s reckless disregard of its obligations and duties under this Agreement (collectively, “disabling conduct”), or (ii) to protect any director, officer or employee of Corbyn who is or was a director or officer of the Fund against any liability to the Fund or its shareholders to which such person would otherwise be subject by reason of disabling conduct.

9.2           Indemnification by the Fund.  The Fund will indemnify Corbyn against, and hold it harmless from, any and all expenses (including reasonable counsel fees and expenses) incurred investigating or defending against claims for losses or liabilities described in Section 9.1 not resulting from disabling conduct by Corbyn.  Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that Corbyn was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that Corbyn was not liable by reason of disabling conduct by (a) the vote of a majority of a  quorum of directors of the Fund who are neither “interested persons” of the Fund nor parties to the proceeding (“disinterested non-party directors”) or (b) an independent legal counsel in a written opinion.  Corbyn shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification hereunder in the manner and to the fullest extent permissible under Maryland law.

9.3           Indemnification by Corbyn.  Corbyn shall indemnify the Fund and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by the Fund which result from: (i) Corbyn’s failure to comply with the terms of this Agreement; or (ii) Corbyn’s lack of good faith in performing its obligations hereunder; or (iii) Corbyn’s disabling conduct or that of its employees, agents or contractors in connection herewith.  The Fund shall not be entitled to such indemnification in respect of actions or omissions constituting gross negligence or misconduct on the part of the Fund or its employees, agents or contractors other than Corbyn unless such negligence or misconduct results from or is accompanied by disabling conduct on the part of Corbyn, any affiliated person of Corbyn, or any affiliated person of an affiliated person of Corbyn.  Before confessing any claim against it which may be subject to indemnification hereunder, the Fund shall give Corbyn reasonable opportunity to defend against such claim in its own name or in the name of the Fund.

10.    Term of Agreement.  The term of this Agreement shall begin on the date first written above and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through May 31, 2007.  Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof; provided such continuance is approved at least annually by vote or written consent of the directors, including a majority of the directors who are not interested persons of either party hereto (“Independent Directors”); and provided further, that Corbyn shall not have notified the Fund in writing at least sixty (60) days prior to the first expiration date hereof or at least sixty (60) days prior to any expiration date in any year thereafter that it does not desire such continuation.  Corbyn shall furnish the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

11.           Amendment or Assignment of Agreement.  This Agreement may be amended at any time, but only by written agreement between Corbyn and the Fund, which agreement has been authorized by the Board, including the vote or written consent of a majority of the Independent Directors.  This Agreement shall terminate automatically and immediately in the event of its assignment.

12.           Termination of Agreement.  This Agreement may be terminated at any time by either party hereto, without the payment of any penalty, upon at least sixty (60) days’ prior written notice to the other party; provided that, in the case of termination by the Fund, such action shall have been authorized by the Board, including the vote or written consent of a majority of the Independent Directors.  Fees due to Corbyn in the event of a termination of this Agreement will be only those fees and expenses payable up to the date of termination.

13.           Interpretation and Definition of Terms.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act.  Specifically, the terms “assignment” and “interested person” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

14.           Governing Law.  Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Maryland.

15.           Notice.  Any notice under this Agreement shall be given in writing addressed and delivered or mailed postage prepaid to the other party to this Agreement at its principal place of business.

16.           Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

17.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF the parties have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized all as of the date first written above.

GREENSPRING FUND, INC.

By: /s/Michael J. Fusting
Name: Michael J. Fusting
Title: Sr. Vice President

CORBYN INVESTMENT MANAGEMENT, INC.

By: /s/Charles vK. Carlson
Name: Charles vK. Carlson
Title: President

GREENSPRING FUND, INC.
SERVICES AGREEMENT

SCHEDULE A

The Fund will pay Corbyn (1) $2500 per month plus an additional .01% (annualized) of its daily net assets for the services provided under this agreement and (2) reasonable out of pocket expenses, including, but not limited to, postage, stationery, electronic filing (EDGAR) fees, record retention costs, legal and auditing fees and expenses, and any travel-related expenses.